Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-8 No. 333-138578 pertaining to the 1996 Stock Option Plan and the 2006 Long-Term Stock Incentive Plan of CommVault Systems, Inc.

(2)	Registration Statement on Form S-8 No. 333-192014 pertaining to the CommVault Systems, Inc. Employee Stock Purchase Plan of CommVault Systems, Inc.
of our reports dated May 2, 2014, with respect to the consolidated financial statements and schedule of CommVault Systems, Inc. and the effectiveness of internal control over financial reporting of CommVault Systems, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2014.
/s/ Ernst & Young LLP

MetroPark, New Jersey
May 2, 2014